2006 ANNUAL EXECUTIVE BONUS PLAN

OBJECTIVES

The Compensation Committee of the Board of Directors established the 2006 Annual Executive Bonus Plan (the “Plan”) to further the profitability of Infinity by including performance-based compensation as a component of an executive’s annual compensation. The Plan, which replaces the annual executive bonus plan approved by Infinity’s shareholders in 2004, is designed to reflect the current market for executive compensation and to promote high levels of corporate performance that will enhance long-term shareholder value. Participants in the Plan for 2006 include the Chief Executive Officer, Chief Financial Officer and General Counsel.

ADMINISTRATION & AWARDS

The Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the Committee, while serving as such, is eligible to be granted a bonus under the Plan. The Committee has exclusive power to determine the conditions (including performance goals) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Performance goals are established based on revenue, earnings and profitability goals derived from the Company’s annual business plan, such as earnings per share, combined ratio and premium growth. Goals may also include objectively measurable areas of performance such as stock price, return on equity, return on average assets, expense management and other criteria determined by the Committee in its sole discretion. The Committee assigns a weight to each performance goal or measure and establishes a threshold, target and superior level of performance with respect to each goal or measure. For example, under the bonus plan in effect for 2006, 50% has been assigned to earnings per share, 25% to combined ratio and 25% to growth in gross written premiums.

As part of the establishment of performance goals, the Compensation Committee sets a bonus target for each participant in the Plan for the ensuing plan year, which is expressed as a percentage of the participant’s base compensation. If the performance goals established for a participant are met for the plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each goal utilizing the formula set out in the Plan. Awards may range from 0% to 200% of a participant’s bonus target.

As soon as practicable after the end of a calendar year, the Committee will certify whether or not the performance goals of the participants have been attained and shall report to the Board the amount of the bonus, if any, to be awarded to each participant. Once the bonus for a particular Plan year is so determined, it shall be paid in cash. However, in its discretion, the Committee may establish that the Plan provide for awards in any combination of cash, restricted stock or other equity securities; provided, however, that such equity securities are issued in accordance with the terms of shareholder approved equity plans.

Each year, within 90 days after the end of the previous year, the Committee establishes new bonus targets and performance goals under the Plan.

TAX CONSEQUENCES

The Plan shall be submitted to our shareholders for approval pursuant to the requirements of Code Section 162(m). Code Section 162(m) limits the allowable deduction for federal income tax purposes for compensation paid to a “covered employee” of a public company to $1 million per year (“Deduction Limit”). Under Code Section 162(m), the term “covered employee” includes the chief executive officer and the four other most highly compensated executive officers of Infinity. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Code Section 162(m).

Under Code Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” In order to qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

The Compensation Committee intends, to the extent practicable, to structure incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, accordingly, preserve the full deductibility of all compensation paid. As a consequence, the Plan shall be submitted to our shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If approved, the Plan will be renewed from year to year until terminated or materially amended by the Committee. Compensation paid under the Plan to “covered employees” will qualify for the “performance-based compensation” exception and, therefore, will not be subject to the Deduction Limit.

If Infinity’s shareholders do not approve the Plan, the Committee may still go forward with the bonus plan in order to maintain the market competitiveness of Infinity’s executive compensation program. However, some of the amounts awarded under a plan not approved by Infinity’s shareholders may be subject to the Deduction Limit. By triggering the Deduction Limit, Infinity’s corporate tax liability would be increased.

AMENDMENT & TERMINATION

The Committee may at any time terminate the Plan. The Committee may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Any amendment or revision to the Plan that requires shareholder approval pursuant to Code Section 162(m) will be submitted to Infinity’s shareholders for approval. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

If a participant’s employment with Infinity is terminated for any reason other than discharge for cause, he or she may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine, or if employment agreements with a participant provides for the payment of bonus upon termination. In the event of a participant’s discharge for cause from the employ of Infinity, he or she shall not be entitled to any amount of bonus.

The Plan has been adopted and approved by the Committee, and if approved by the shareholders, will be effective within the scope of the exceptions of Code Section 162(m) for 2006 and will remain effective for each year thereafter unless and until determined by the Committee.